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                                    EXHIBIT
                                      11.0


                                   P.61 of 66
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                                                                    Exhibit - 11


            Philadelphia Consolidated Holding Corp. and Subsidiaries
                        Computation of Earnings Per Share
          (Dollars and Share Data in Thousands, Except Per Share Data)


                                                                As of and For the Years Ended December 31,
                                                                ------------------------------------------
                                                                    2000          1999          1998
                                                                   -------       -------       -------
Weighted-Average Common Shares Outstanding                          12,178        12,501        12,249

Weighted-Average Share Equivalents Outstanding                       2,412         2,615         2,680
                                                                   -------       -------       -------
Weighted-Average Shares and Share Equivalents Outstanding           14,590        15,116        14,929
                                                                   =======       =======       =======
Net Income                                                         $30,770       $18,843       $20,028
                                                                   =======       =======       =======
Basic Earnings Per Share                                           $  2.53       $  1.51       $  1.63
                                                                   =======       =======       =======
Diluted Earnings Per Share                                         $  2.11       $  1.25       $  1.34
                                                                   =======       =======       =======